UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 14, 2010

INTERVEST BANCSHARES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23377	13-3699013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Rockefeller Plaza, Suite 400 New York, New York	10020-2002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number Including Area Code: (212) 218-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry Into a Material Definitive Agreement.

On October 14, 2010, Intervest Bancshares Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Sandler O’Neill & Partners, L.P. (the “Underwriter”), relating to the issuance and sale of 10,600,000 shares of its common stock, par value $1.00 per share. The price to the public in the offering is $1.95 per share, and the Underwriter has agreed to purchase the shares from the Company pursuant to the Underwriting Agreement at a price of $1.833 per share. The net proceeds to the Company from the offering are expected to be approximately $19.1 million, after deducting underwriting discounts and commissions and other estimated offering expenses.

The offering is expected to close on or about October 20, 2010, subject to customary closing conditions. In addition, under the terms of the Underwriting Agreement, the Company has granted the Underwriter an option, exercisable for 30 days, to purchase up to an additional 1,590,000 shares of common stock to cover over-allotments, if any.

The sale of shares of common stock is being made pursuant to an effective registration statement on Form S-1 (Registration Statement No. 333-167911) previously filed with the Securities and Exchange Commission and a prospectus included therein. The Underwriting Agreement is filed as Exhibit 1.1 to this Report and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to that exhibit.

On October 14, 2010, the Company issued a press release announcing that it had priced the offering. The press release is attached as Exhibit 99.1 hereto.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated October 14, 2010

99.1	Press Release dated October 14, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERVEST BANCSHARES CORPORATION

Date: October 14, 2010	By:	/s/ Lowell S. Dansker
Lowell S. Dansker
Chairman and Chief Executive Officer (Principal Executive Officer)

	By:	/s/ John J. Arvonio
Chief Financial and Accounting Officer (Principal Financial Officer)